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                                                                    EXHIBIT 23.2

                        CONSENT OF DELOITTE & TOUCHE LLP


     We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Suiza Foods Corporation (File No. 333-29207) of our report dated February 18, 1997, appearing in the Annual Report on Form 10-K of Suiza Foods Corporation for the year ended December 31, 1996; and of our reports on the financial statements of Pre-Acquisition Velda Farms, dated November 4, 1994, and Swiss Dairy, a Corporation, dated August 28, 1996, appearing in the final prospectus of Suiza Foods Corporation dated January 22, 1997 and filed with the Securities and Exchange Commission pursuant to Rule 424(B) on January 23, 1997 (File No. 333-18263), and to the reference to us under the heading "Experts" in this Prospectus, which is part of such Registration Statement.



Deloitte & Touche LLP
Dallas, Texas
August 21, 1997